FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 11, 2023		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Third Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the third quarter ended March  31, 2023.

Sales for the third quarter ended March 31, 2023 were $3,369,160,  which is a  27.3% decline compared to $4,634,552 for the same period in the prior year.  The net loss for the three months was $232,853 compared to net income of $403,204 for the third quarter of the prior year. Basic and diluted loss per common share for the quarter was $0.03 compared to basic and diluted income per common share of $0.04 for the same three-month period one year ago.

Sales for the nine months ended March 31, 2023 decreased 25.5% to $9,995,620 from $13,415,506 in the same period last year. The nine-month net income was $8,565,011 compared to net income of $882,814 for the same period last year. Basic income per common share was $0.93 for the nine months ended March 31, 2023 and diluted income per common share was $0.87.  This compares to basic income per common share of $0.10 and diluted income per common share of $0.09 for the same nine-month period in the prior year.

"Sales to certain of our domestic distributors, as well as some of our online retailers, continue to show declines, driving down net sales for the first nine months,” Michael J. Koss, Chairman and CEO, said today. “The slowdown in consumer spending due to growing pessimism about the outlook of the economy appears to be the catalyst for a shift away from luxury, non-essential purchases. In light of the continuing discord between Russia and Ukraine, sales to our European distributors in those regions continue to be impacted.  In addition, we have seen an approximately 35% decrease in sales to our Asian markets.”

“Gross margins for the first nine months of the current fiscal year were down versus the same period in the prior year,” Koss continued.  “As the Company continues to sell through inventory purchased at higher freight rates, margins are negatively impacted.  Also, given the lower sales volumes, the fixed manufacturing expenses drove a reduction in overall gross margins. Freight rates have stabilized and are expected to continue as general container demand remains steady. The Company is, however, staying abreast of the recent news regarding contract talks between United Parcel Service (UPS) and the International Brotherhood of Teamsters Union to negotiate pay and overtime rules as this would impact our current small package shipments.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “aims,” "anticipates," "believes," "estimates," "expects," "intends," "plans," “thinks,” "may," "will," “shall,” "should," “could,” “would,” "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, inflationary cost environment, supply chain disruption, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2023	2022	2023	2022
Net sales	$3,369,160	$4,634,552	$9,995,620	$13,415,506
Cost of goods sold	2,076,482	2,671,336	6,390,557	8,320,759
Gross profit	1,292,678	1,963,216	3,605,063	5,094,747

Selling, general and administrative expenses	1,746,034	1,566,430	27,890,606	4,576,521

(Loss) income from operations	(453,356)	396,786	(24,285,543)	518,226

Other income	—	6,415	33,000,000	362,389
Interest income	189,593	3,578	314,482	7,837

(Loss) income before income tax provision	(263,763)	406,779	9,028,939	888,452

Income tax (benefit) provision	(30,910)	3,575	463,928	5,638

Net (loss) income	$(232,853)	$403,204	$8,565,011	$882,814

(Loss) income per common share:
Basic	$(0.03)	$0.04	$0.93	$0.10
Diluted	$(0.03)	$0.04	$0.87	$0.09

Weighted-average number of shares:
Basic	9,206,135	9,147,795	9,183,042	9,044,532
Diluted	9,206,135	9,888,083	9,791,627	10,024,473